UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 21, 2010

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 California Street, Suite 2450, San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (415)-946-8828

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

IA Global, Inc. (the “Company”) announced the signing of a letter of intent to acquire 60% of Johnny Co Ltd. (“Johnny”), from Hynocks Corporation (“Seller”), a Japanese corporation.

Johnny engages in the distribution and sales of new video gaming hardware such as the Sony PlayStation 3, PSP, Nintendo DS, Wii and XBox 360 along with associated gaming software. Johnny is also engaged in buying used hardware and software and selling refurbished hardware and secondhand software.

Johnny runs 7 direct management stores and 3 franchise stores in Iwate, Akita and Aomori prefecture in Northern Japan. Mr. Jun Sugiura, founder and CEO, will retain 40% ownership of the Johnny Co Ltd. Their website is http:// www.fc-johnny.jp and the mobile website is http://www.fc-johnny.jp/mobile.

During the FY ended August 31, 2009, Johnny reported revenues of approximately $6.2 million and net income of approximately $200,000. During the FY ended August 31, 2010, Johnny expects revenues of approximately $9.4 million and net income of approximately $350,000. The 60% share of Johnny will be acquired for 14,000,000 shares of IAGI common stock valued at $.013 or approximately $178,000.

The letter of intent is subject to (i) approval of the acquisition by the Board of IAGI; (ii) completion of due diligence; and (iii) agreement to customary terms and conditions by the parties, including a prohibition on issuance of new shares, options or warrants by the Seller. The acquisition is expected to close by June 30, 2010.

The Letter of Intent will be included as an exhibit to Form 10-Q for the three months ended June 30, 2010

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release issued by IA Global, Inc. on May 24, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc. (Registrant)

Dated: May 24, 2010	By:	/s/ Mark Scott Mark Scott Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by IA Global, Inc. on May 24, 2010